UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2024

AEROVIRONMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33261	95-2705790
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or organization)

241 18th Street South, Suite 650
Arlington, Virginia	22202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (805) 520-8350

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	AVAV	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On October 4, 2024, AeroVironment, Inc. (the “Company”), as borrower, and its wholly owned subsidiaries Arcturus UAV, Inc. (“Arcturus UAV”) and Tomahawk Robotics, Inc. (“Tomahawk” and, together with Arcturus UAV, the “Guarantors”), as guarantors, entered into that certain Third Amendment to Credit Agreement relating to its existing Credit Agreement, dated as of February 19, 2021 (as amended and supplemented to date, the “Existing Credit Agreement”), with the lenders party thereto, including Bank of America, N.A., as the administrative agent (the “Administrative Agent”) and the swingline lender, and Bank of America, N.A., JPMorgan Chase Bank, N.A., U.S. Bank National Association (collectively, the “Existing Lenders”) and Citibank, N.A. (the “New Lender”) (such amendment, the “Third Amendment to Credit Agreement” and the Existing Credit Agreement as amended thereby, the “Amended Credit Agreement”). Except as otherwise specified herein, capitalized terms used but not defined herein have the respective meanings given to such terms under the Amended Credit Agreement.

The Amended Credit Agreement now provides for an aggregate $200 million revolving credit facility, including a $25 million sublimit for the issuance of standby and commercial letters of credit, and a $10 million sublimit for swingline loans, secured by all assets of the Company and the Guarantors, and extends the maturity date for obligations pursuant to the Amended Credit Agreement to October 4, 2029. Upon effectiveness of the Amended Credit Agreement, the Company drew $15 million from the amended revolving facility and repaid in full all outstanding amounts owed pursuant to the prior Term A Facility (as defined in the Existing Credit Agreement). The Amended Credit Agreement reflects the removal of such term loan facility.  In addition to adding the New Lender and adjusting certain fee schedules, the Amended Credit Agreement also allows the Company to incur additional forms of secured and unsecured permitted indebtedness without separate consent of the Administrative Agent and make certain payments related thereto, including certain bilateral letters of credit, supply chain financing transactions, securitization transactions pertaining to its accounts receivable, and issuance of unsecured convertible debt pertaining to its Common Stock (and certain call spread transactions related thereto), subject in each instance to further specified parameters, including aggregate dollar limits on certain activities and satisfaction of ongoing and pro forma financial covenants.

The Amended Credit Agreement substitutes a Consolidated Senior Secured Leverage Ratio for the Consolidated Leverage Ratio (as defined under the Existing Credit Agreement) required to be maintained under the Existing Credit Agreement. The Consolidated Leverage Ratio is now an incurrence test, used to determine whether or not the Company may take certain actions, such as borrowing under the Amended Credit Agreement, acquisitions, incurring certain unsecured debt, or making payments on junior debt. In order to take such actions, the Consolidated Leverage Ratio may not exceed 4.00 to 1.0. However, the ratio increases to 4.50 to 1.0 during a Leverage Increase Period, covering each of the four fiscal quarters of the Company immediately following the consummation of any Qualified Acquisition. The newly added Consolidated Senior Secured Leverage Ratio, measuring the Consolidated Senior Secured Funded Indebtedness, as of a date of determination, to Consolidated EBITDA for the applicable measurement period, shall not exceed 3.00 to 1.0 at the end of any fiscal quarter of the Company, increasing to 3.50 to 1.0 in a Leverage Increase Period.  In each case, no more than one Leverage Increase Period shall be in effect at any time, and the basic ratio levels must be achieved and maintained for at least two fiscal quarters immediately following each Leverage Increase Period prior to giving effect to another Leverage Increase Period.  The requirement for the Consolidated Fixed Charge Coverage Ratio to be no less than 1.25 to 1.0 at the end of any fiscal quarter of the Company remains unchanged in the Amended Credit Agreement.

The Amended Credit Agreement removes the requirement that the Company prepay the loans with the proceeds of dispositions of assets or newly incurred debt.

The foregoing description of the Third Amendment to Credit Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreement.  The Company will file the Third Amendment to Credit Agreement as an exhibit to its quarterly report on Form 10-Q for its fiscal quarter ending October 26, 2024.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this current report on Form 8-K is incorporated by reference in this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEROVIRONMENT, INC.

Date: October 8, 2024	By:	/s/ Melissa Brown
Melissa Brown
Senior Vice President, General Counsel, Chief Ethics and Compliance Officer & Corporate Secretary